                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                     Pacific Century Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        [Pacific Century Financial Logo]

                                                         YOUR VOTE IS IMPORTANT!

                                 Notice of 2001
                         Annual Meeting of Shareholders
                              and Proxy Statement

                          Meeting Date: April 27, 2001

                     PACIFIC CENTURY FINANCIAL CORPORATION
                              130 Merchant Street
                             Honolulu, Hawaii 96813

                        [Pacific Century Financial Logo]

                     PACIFIC CENTURY FINANCIAL CORPORATION
                              130 MERCHANT STREET
                             HONOLULU, HAWAII 96813

                                                                   March 9, 2001

Dear Shareholder:

    You are invited to attend the Annual Meeting of shareholders of Pacific Century Financial Corporation ("Pacific Century" or the "Company"). We will meet at 8:30 a.m. on Friday, April 27, 2001 on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii.

    The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider and vote upon at the meeting. A report to shareholders on the affairs of Pacific Century also will be given, and shareholders will have the opportunity to discuss matters of interest concerning the Company.

    For reasons explained in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR all proposals.

    YOUR VOTE IS VERY IMPORTANT. Please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the Annual Meeting. You may also vote by telephone or electronically via the Internet. If you wish to do so, your proxy may be revoked at any time before its use.

    On behalf of the Board of Directors, thank you for your cooperation and support.

                                          Sincerely,

                                          [/S/ MICHAEL E. O'NEILL]

                                          MICHAEL E. O'NEILL
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS...............      1

PROXY STATEMENT.............................................      2

  Questions and Answers About the Proxy Materials and the
  Annual Meeting............................................      2

  Proposals 1: Election of Directors........................      5

  Board of Directors........................................      5
    Beneficial Ownership....................................      8
    Board Compensation......................................     10
    Board Committees and Meetings...........................     11
    Audit Committee Report and Audit Fees...................     12

  Executive Compensation....................................     13
    Compensation Committee Report...........................     13
    Summary Compensation Table..............................     18
    Stock Option/SAR Grants in Last Fiscal Year.............     19
    Aggregated Option/SAR Exercises in Last Fiscal Year
    and Fiscal Year-End Option Values.......................     20
    Long-Term Incentive Plans -- Awards in Last Fiscal
    Year....................................................     20
    Pension Plan Table and Retirement Plan..................     21
    Profit Sharing and Money Purchase Plans.................     22
    Change-in-Control Arrangements..........................     22

  Performance Graph.........................................     23

  Certain Transactions with Management and Others...........     23

  Section 16(a) Beneficial Ownership Reporting Compliance...     23
  Proposal 2: Amendment to Option Plan to Increase Available
    Shares..................................................     24
  Proposal 3: Amendment to Option Plan to Allow the Number
    of Options Granted to Exceed 20% of the Authorized Pool
    but No More Than 23% for CEO Upon Hire..................     24
  Proposal 4: Amendment to Option Plan to Allow Grant of
    Options to Independent Contractors......................     25
  Proposal 5: Election of Independent Auditor...............     26

  Appendix A. Audit Committee Charter.......................     27

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 27, 2001

                            ------------------------

To Our Shareholders:

    The Annual Meeting of shareholders of Pacific Century Financial Corporation ("Pacific Century" or the "Company") will be held on Friday, April 27, 2001, at 8:30 a.m. on the sixth floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

    1. To elect three Class III Directors for terms expiring in 2004 and to elect one Class II Director for a term expiring in 2003.

    2. To approve an amendment to the Pacific Century Financial Corporation Stock Option Plan of 1994 (the "Option Plan") to increase the number of shares of common stock available for grant under the Option Plan.

    3. To approve an amendment to the Option Plan to allow the number of options granted to a Chief Executive Officer upon initial hire, to exceed 20%, but no more than 23% of the authorized pool limitation.

    4. To approve an amendment to the Option Plan to allow the grant of options to independent contractors.

    5.  To elect an Independent Auditor.

    6. To transact any other business that may be properly brought before the meeting.

    The Board of Directors recommends that shareholders vote FOR all proposals.

    Shareholders of record of Pacific Century common stock at the close of business on February 27, 2001 are entitled to attend the meeting and vote on the business brought before it.

    We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted if you complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope. You also may vote by telephone or electronically via the Internet. The accompanying proxy statement, also available online at www.boh.com, provides certain background information that will be helpful in deciding how to cast your vote on business transacted at the meeting.

                                          By Order of the Board of Directors

                                          [/S/ CORI C. WESTON]

                                          CORI C. WESTON
                                          VICE PRESIDENT AND SECRETARY
                                          PACIFIC CENTURY FINANCIAL CORPORATION

Honolulu, Hawaii
Dated: March 9, 2001

                                   IMPORTANT

      PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR ON THE INTERNET AS PROMPTLY AS POSSIBLE. THIS WILL SAVE YOUR COMPANY THE EXPENSE OF A SUPPLEMENTARY SOLICITATION.

                         THANK YOU FOR ACTING PROMPTLY.

                                PROXY STATEMENT

    The Board of Directors of Pacific Century Financial Corporation ("Company" or "Pacific Century") is soliciting the enclosed proxy for the Company's 2001 annual meeting. The proxy statement, proxy card, and the Company's 2001 Annual Report to Shareholders and Form 10-K are being distributed on or about March 9, 2001.

                            ------------------------

     QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:  WHAT AM I VOTING ON?

A: The election of directors, three amendments to the Option Plan and the election of an independent auditor.

Q:  WHO CAN VOTE AT THE ANNUAL MEETING?

A: Shareholders as of the close of business on February 27, 2001 (the "Record Date") can attend and vote at the annual meeting. Each share of common stock is entitled to one vote. On the Record Date, there were 79,791,250 shares of common stock issued and outstanding.

Q:  HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A: The holders of at least one-third of the outstanding common stock on the Record Date entitled to vote at the annual meeting must be present to conduct business. That amount is called a QUORUM. Shares are counted as present at the meeting, if a shareholder entitled to vote is present and votes at the meeting, has submitted a properly signed proxy, or has properly voted by telephone or over the Internet. We also count abstentions and broker non-votes for a quorum.

Q:  WHAT SHARES CAN I VOTE?

A: You may votes all shares you own on the Record Date. The enclosed proxy card shows the number of shares you may vote.

Q:  HOW CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A: If you are a shareholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name as the shareholder of record. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you hold your shares as a beneficial owner, you must vote your shares through your broker or other nominee.

    EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND YOU ALSO SUBMIT YOUR PROXY SO YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

Q:  HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A: You may direct your vote without attending the annual meeting. You may vote by granting a proxy, or, for shares held in street name, by submitting voting instructions to your broker or other nominee. You can do that over the Internet, by telephone, or by mail. If your shares are held by a broker or other nominee, then you will receive instructions from it, that you must follow to have your shares voted. If you hold your shares as the shareholder of record, then you may instruct the proxies how to vote your shares, using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope we have provided you. Please refer to the summary instructions below and those on your proxy card, or, for shares held in street name, the voting instruction card sent by your broker or nominee.

    MAIL. You may mail your proxy by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

    INTERNET. If you have Internet access, you may submit your proxy from anywhere, following the "Vote by Internet" instruction on your proxy card.

    TELEPHONE. If you live in the United States you may submit your proxy by following the "Vote by Phone" instructions on the proxy card.

Q:  CAN I CHANGE MY VOTE?

A: Yes. You may change your proxy instructions any time before the vote at the annual meeting. For shares you hold as shareholder of record, you may change your vote by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A: We will announce voting results at the annual meeting. We also will publish those results in our quarterly report on Form 10-Q for the first quarter of fiscal 2001.

Q:  WHO WILL COUNT THE VOTES?

A: Georgeson Shareholder Communications, Inc. will count and tabulate the votes. The shares represented by your proxy will be voted FOR each of the proposals, unless you indicate to the contrary.

Q:  WHAT ARE THE VOTING PROCEDURES?

A: Directors are elected by a plurality of votes cast. Nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. All other proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the meeting.

Q:  IS MY VOTE CONFIDENTIAL?

A: Yes. Proxy instructions, ballots, and voting tabulations that identify the individual shareholders are handled to protect your privacy. Your vote will not be disclosed within Pacific Century or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders write comments on their proxy cards, which are forwarded to Pacific Century management.

Q:  WHO WILL BEAR THE COST OF SOLICITING PROXIES?

A: We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally, and by telephone, the Internet, facsimile, or other means. None of those employees will receive any additional or special compensation for doing that task. We have retained Georgeson Shareholder Communications, Inc. a firm of professional proxy solicitors, to assist in the solicitation of proxies for an estimated fee of $6,500, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers or other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It means your shares are registered differently and are in more than one account. Sign and return all proxy cards or vote each proxy card by telephone or Internet, to ensure all your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name and address. You may do that, by contacting our transfer agent, Continental Stock Transfer & Trust Company (1-800-509-5586).

Q: MAY I PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR'S ANNUAL MEETING OF SHAREHOLDERS OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A: Yes. You may submit proposals for consideration at future shareholder meetings, including director nominations.

    PROXY STATEMENT PROPOSALS. Under the rules of the Securities and Exchange Commission, proposals that shareholders wish to have included in the proxy statement for the 2002 annual meeting of shareholders must be received by the Corporate Secretary of Pacific Century on or before November 10, 2001 (address below).

    OTHER SHAREHOLDER PROPOSALS. Under our By-Laws, for Pacific Century to consider a shareholder proposal for the 2002 annual meeting, it must receive the written proposal no later than 80 days nor earlier than 90 days before the first anniversary of the 2001 annual meeting; that date range will be not later than February 6, 2002 and not earlier than January 26, 2002. (Please refer to Section 1.12 Pacific Century's By-Laws.) The proposal also must contain the information as required in Pacific Century's By-Laws. Those advance notice provisions are in addition to, and separate from, the requirements a shareholder must meet to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

    NOMINATING DIRECTOR CANDIDATES. The Nominating Committee will consider your recommendation for nominees for election to the Board at the 2002 annual meeting if it receives your recommendation in writing, on or before February 6, 2002 and not earlier than January 26, 2002, and as otherwise provided in Section 1.12 of Pacific Century's By-Laws, addressed to Pacific Century's Nominating Committee in care of the Corporate Secretary (address below). Your written notice, and written consent of such individual to serve as director, must be delivered or mailed by first class mail to the Corporate Secretary and must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice,
    (ii) the principal occupation or employment of the nominee, and (iii) the number of shares of Pacific Century stock the nominee beneficially owns.

    COPY OF BY-LAW PROVISIONS. You may contact the Corporate Secretary at 130 Merchant Street, Honolulu, Hawaii 96813, for a copy of the relevant by-law provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Q: WHERE CAN I FIND OUT MORE INFORMATION ABOUT THE COMPANY BEFORE THE ANNUAL MEETING?

A:  You can find more information about the Company on-line at: www.boh.com.

                       PROPOSAL 1: ELECTION OF DIRECTORS
                               BOARD OF DIRECTORS

    The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than 3 nor more than 15 persons. The Board is to be divided into 3 classes, with the terms of office of one class expiring each year. Nominees for election are described below. Each nominee has consented to serve. All nominees are currently serving on the Company's Board with the exception of Mr. Clinton R. Churchill who serves on the Board of Bank of Hawaii, the Company's largest subsidiary. Mr. Churchill has been nominated as a Class II director (term to expire in 2003) to succeed Mr. Fred E. Trotter, who has reached mandatory retirement age. If a nominee is not a candidate at the time of the annual meeting, then the proxy holders plan to vote for the remaining nominees and other persons as they may determine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL.

           NOMINEES FOR ELECTION FOR CLASS III TERMS EXPIRING IN 2004

  NAME, AGE, AND YEAR
    FIRST ELECTED AS                     PRINCIPAL OCCUPATION(S)
        DIRECTOR                           DURING PAST 5 YEARS                        OTHER DIRECTORSHIPS HELD
------------------------  ------------------------------------------------------   ------------------------------
  Mary G.F. Bitterman;    President and Chief Executive Officer, KQED, Inc.
        56; 1994          (public broadcasting center) since November 1993.

    Martin A. Stein       President, Sonoma Mountain Ventures, LLC, (strategic     724 Solutions, Inc.
       60; 1999;          and technology consulting and venture capital) since
                          October 1998; Vice Chair of BankAmerica Corp. from
                          1990 to October 1998, responsible for Technology,
                          Operations, Payments, and Purchasing.

* Stanley S. Takahashi;   Executive Vice President & Chief Operating Officer,
        68; 1996          Kyo-Ya Company, Ltd. since 1989; Chairman since 1996
                          and Director of United Laundry Service, Inc. since
                          1992; President and Director of Kyo-Ya Insurance
                          Services Inc. since 1994; Director of Kokusai Kogyo
                          Company, Ltd. since 1992 (diversified ownership of
                          hotels and resorts in Hawaii, California, Florida, and
                          Australia).

*  Mr. Takahashi's term of office will expire on the day of the annual shareholders meeting to be held in 2002, as he will have reached the mandatory retirement age.

            NOMINEE FOR ELECTION FOR CLASS II TERM EXPIRING IN 2003

  NAME, AGE, AND YEAR
    FIRST ELECTED AS                     PRINCIPAL OCCUPATION(S)
        DIRECTOR                           DURING PAST 5 YEARS                        OTHER DIRECTORSHIPS HELD
------------------------  ------------------------------------------------------   ------------------------------
  Clinton R. Churchill    Trustee, The Estate of James Campbell since 1992;
           57             Chief Executive Officer of The Estate of James
                          Campbell from 1988 to 1992

             CLASS II DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 2003

  NAME, AGE, AND YEAR
    FIRST ELECTED AS                     PRINCIPAL OCCUPATION(S)
        DIRECTOR                           DURING PAST 5 YEARS                        OTHER DIRECTORSHIPS HELD
------------------------  ------------------------------------------------------   ------------------------------
    David A. Heenan;      Trustee, The Estate of James Campbell since January 1,   Maui Land & Pineapple Co.;
        61; 1993          1995; Chairman, President and Chief Executive Officer    Inc.
                          of Theo H. Davies & Co., Ltd. (the North American
                          subsidiary of Hong Kong-based Jardine Matheson
                          Holdings Ltd., a diversified multi-national
                          corporation) July 1982 to December 31, 1994.

  Michael E. O'Neill;     Chairman and Chief Executive Officer of Pacific
        54; 2000          Century and the Bank of Hawaii since November 2000;
                          Vice Chairman and Chief Financial Officer, BankAmerica
                          Corporation, 1995--1999.

              CLASS I DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 2002

  NAME, AGE, AND YEAR
    FIRST ELECTED AS                     PRINCIPAL OCCUPATION(S)
        DIRECTOR                           DURING PAST 5 YEARS                        OTHER DIRECTORSHIPS HELD
------------------------  ------------------------------------------------------   ------------------------------
   Peter D. Baldwin;      President of Baldwin Pacific Corporation (livestock
        63; 1991          maintenance and sales on Maui and orchard farming in
                          California) since 1965; President, Baldwin Pacific
                          Properties, Inc. (real estate development company)
                          since 1988; Director and Chief Executive Officer of
                          Orchards Hawaii, Inc. (fruit juice marketing) since
                          1986; President of Haleakala Ranch Co. (cattle
                          ranching and real estate development).

    Richard J. Dahl;      President of Pacific Century and Bank of Hawaii since
        49; 1995          August 1994; Chief Operating Officer of Pacific
                          Century since 1997; Chief Operating Officer of the
                          Bank since August 1995; Executive Vice President and
                          Chief Financial Officer of Pacific Century, April 1987
                          to January 1994; Vice Chair of the Bank, December 1989
                          to July 1994. Director of Bank since April 1994.

    Robert A. Huret       General Partner and Managing Member of FTVentures        Corillian Corp.
        55; 2000          (investment technology fund) since 1998; Senior
                          Consultant, Financial Services Group at Montgomery
                          Securities from 1984--1998.

   Donald M. Takaki;      Chairman and Chief Executive Officer, Island Movers,
        59; 1997          Inc. since 1964 (a transportation service company);
                          President, Transportation Concepts, Inc. since 1988 (a
                          transportation leasing company) and General Partner,
                          Don Rich Associates since 1979 (a real estate
                          development company).

                              BENEFICIAL OWNERSHIP

    At the close of business on December 31, 2000, Pacific Century had 79,653,774 shares of common stock outstanding. As of December 31, 2000, this table shows how much Pacific Century common stock is owned (i) by its directors, nominees, and executive officers and (ii) by two companies that own beneficially 5% or more of Pacific Century's common stock.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                             NUMBER OF                                           PERCENT OF
                                               SHARES                                            OUTSTANDING
                                             BENEFICIALLY         RIGHT TO                       SHARES AS OF
NAME                                           OWNED               ACQUIRE            TOTAL      12-31-00
-------------------------------------------  ----------           ---------         ----------       -----
Wellington Management Co., LLP
  75 State Street
  Boston, Massachusetts 02109                11,114,251 (1)             -0-         11,114,251       13.95%

Peter D. Baldwin                                  3,771 (2)          10,000 (7)         13,771           *

Mary G.F. Bitterman                              12,497 (2)(3)       10,000 (7)         22,497           *

Clinton R. Churchill                              4,758 (2)(3)        5,000 (7)          9,758           *

David A. Heenan                                  12,260 (2)(6)       10,000 (7)         22,260           *

Stuart T.K. Ho                                   19,324 (2)(3)(8)    10,000 (7)         29,324           *

Robert A. Huret                                   1,255 (2)             -0-              1,255           *

Martin A. Stein                                     400 (2)           3,000 (7)          3,400           *

Stanley S. Takahashi                              2,500 (2)(3)       10,000 (7)         12,500           *

Donald M. Takaki                                  6,814 (2)(3)        9,000 (7)         15,814           *

Fred E. Trotter                                   4,408 (2)          10,000 (7)         14,408           *

Michael E. O'Neill                              828,961 (5)                            828,961

Richard J. Dahl                                 160,653 (2)(3)(4)   487,500            648,153           *

Mary P. Carryer                                   6,393 (2)         166,575            172,968           *

Alton T. Kuioka                                  89,430 (2)(4)      237,938            327,368           *

David A. Houle                                   11,774 (3)(4)      141,698            153,472           *

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
  AS A GROUP (17 PERSONS)                     1,172,135           1,259,211          2,431,346        3.05%

*  Each of the directors and named executive officers beneficially owns less than 1% of the outstanding common stock except Mr. O'Neill. Mr. O'Neill directly owns 0.8% of the outstanding shares, and beneficially owns
   1.04% of the outstanding shares, if the 152,273 shares owned by the Bank of Hawaii Charitable Foundation mentioned in footnote 5 are included.

NOTES TO TABLE ON AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

(1) According to information furnished by them, Wellington Management Company, LLP ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 2000, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 11,114,251 shares of Pacific Century common stock owned by numerous investment advisory clients, none known to have such interest for more than five percent of the class. As of December 31, 2000, WMC had shared voting power over 9,341,405 shares, and shared dispositive power over 11,114,251 shares.

(2) Includes 1,000 restricted shares that each of the directors owns under the Director Stock Program with the exception of the following directors and named executive officers: Mr. Stein, 400 shares; Mr. Kuioka, 800 shares; and Ms. Carryer, 400 shares. Mr. O'Neill and Mr. Huret do not own any restricted shares. Also includes shares that Messrs. Heenan, Ho, Huret and Takaki own under the Directors Deferred Compensation Plan. See discussion on page 10 for further information on the Directors Deferred Compensation Plan and Director Stock Program.

(3) Includes shares held by family members individually, jointly, or in trust as follows: Ms. Bitterman, 6,201 shares; Mr. Churchill, 685 shares; Mr. Ho, 675 shares; Mr. Takahashi, 1,500 shares; Mr. Takaki, 2,494 shares; Mr. Dahl, 52,345 shares; and Mr. Houle, 7,298 shares.

(4) Includes shares held in trust for the following named executive officers under the Pacific Century Profit Sharing Plan described on page 22:
    Mr. Dahl, 7,497 shares; Mr. Kuioka, 19,444 shares; and Mr. Houle, 2,676 shares.

(5) Includes 152,273 shares owned by the Bank of Hawaii Charitable Foundation, of which Mr. O'Neill is President. Mr. O'Neill disclaims beneficial ownership of those shares.

(6) Includes 420 shares owned by a family partnership.

(7) Includes restricted shares that each director has the right to acquire under the Director Stock Program described on page 10.

(8) Includes 1353 shares as co-trustee for the Chinn Ho Trust under Trust Agreement dated February 6, 1987.

                               BOARD COMPENSATION

    Pacific Century's Board of Directors met fourteen times during 2000. Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings held by the committees on which he or she served in 2000.

    Directors' fees are paid only to directors who are not employees. Each such director was paid an annual retainer of $8,000, plus $750 for each Board meeting attended. All Pacific Century directors are also directors of the Bank of Hawaii and receive an annual retainer as a Bank director of $8,000, plus $750 for each Bank Board meeting attended. Directors are reimbursed for board-related travel expenses. The Company does not have a retirement plan for directors not employed by the Company.

    The Board has four standing committees: Audit Committee, Compensation and Management Development Committee ("Compensation Committee"), Executive Committee, and Nominating Committee. Directors not employed by the Company or its subsidiaries serving as members of the Compensation Committee and Executive Committee receive $600 for each meeting attended. The Audit Committee meeting fee is $750. The chair of the Compensation Committee and the chair of the Audit Committee receive an annual retainer of $3,500.

    Upon Mr. Lawrence M. Johnson's announced retirement as Chairman and Chief Executive Officer ("CEO") of the Company, the Board established a CEO Search Committee ("Search Committee") to assist in the selection and evaluation of potential candidates to fill the position of Chairman and CEO of the Company. The chair of the Search Committee received a fee of $25,000. Members of the Search Committee received a $600 meeting fee.

DIRECTORS DEFERRED COMPENSATION PLAN

    Pacific Century maintains a Directors Deferred Compensation Plan under which each director may elect to defer all of his or her annual retainer and meeting fees or all of his or her annual retainer. Distribution of the deferred amounts will begin as of the first day of the first month after the participating director ceases to be a director of Pacific Century. Distribution will be made in a lump sum or in approximately equal annual installments over such period of years (not exceeding 10 years) as the director elects at the time of deferral. Under the Deferred Plan, deferred amounts are not credited with interest, but they are valued based on corresponding investments in Pacific Capital Funds or Pacific Century Stock, as selected by participants.

DIRECTOR STOCK PROGRAM

    Pacific Century maintains a Director Stock Program under which each director of Pacific Century and the Bank, who is not an employee, receives an annual grant of options to acquire restricted stock at a price equal to the fair market value of Pacific Century's stock at the date of grant. The annual grant is an option of 1,000 shares for each board. Under the Director Stock Program, all directors of the Bank also receive annual grants of 200 restricted shares (not to exceed 1,000 restricted shares to any one director). Currently, the only Pacific Century directors eligible to receive annual grants are, Huret, Stein and O'Neill because the other directors have received the maximum 1,000 shares. Bank directors Kuioka and Carryer also continue to receive annual grants. Restricted stock issued under the Director Stock Program carries voting and dividend rights but is generally non-transferable during a restriction period that ends upon expiration of a director's last consecutive term, at death, upon disability, upon a change in control, or upon removal from office by shareholders without cause. Restricted stock will be forfeited if a director ceases to serve as a director for any reason that does not cause a lapse of the restriction period.

                         BOARD COMMITTEES AND MEETINGS

                         AUDIT COMMITTEE 6 MEETINGS IN 2000

FUNCTIONS                                                                CURRENT MEMBERS
---------                                                                ---------------
-  Information regarding the functions performed by the                  David A. Heenan (Chair)
   Committee is set forth in the Report of the Audit                     Mary G.F. Bitterman
   Committee and the Audit Committee Charter included in                 Martin A. Stein
   this proxy statement.
                                                                  *      Robert Wo, Jr.

    *  Mr. Wo is a director of the Bank of Hawaii.

                                COMPENSATION COMMITTEE 6 MEETINGS IN 2000

FUNCTIONS                                                                                CURRENT MEMBERS
---------                                                                                ---------------
Reviews, approves, and reports to the Board of Directors on the compensation         +   Fred E. Trotter (Chair)

   arrangements and plans for senior management of Pacific Century and its               Mary G.F. Bitterman
       subsidiaries.                                                             ++      Stuart T.K. Ho
-  Reviews and approves goals for incentive compensation plans and stock                 Martin A. Stein
   option plans, and evaluates performance against those goals.                          Stanley S. Takahashi
-  Determines the performance objectives of the CEO and evaluates the CEO's performance measured against the performance objective and goals of
   Pacific Century.

    +  Mr. Trotter assumed the Chair of the Compensation Committee in
       October, succeeding Ms. Bitterman. Mr. Trotter, currently a director, has reached the mandatory retirement age of 70 and will retire from the Board effective April 27, 2001.

    ++ Mr. Ho resigned from the Board effective January 26, 2001.

                                         EXECUTIVE COMMITTEE 5 MEETINGS IN 2000

FUNCTIONS                                                                                   CURRENT MEMBERS
---------                                                                                   ---------------
Has power to act for the Board whenever the Board is not in session and time is  **         Michael E. O'Neill (Chair)
   of essence.                                                                              Mary G.F. Bitterman (Vice Chair)
                                                                                            Richard J. Dahl
                                                                                    ++      Stuart T.K. Ho
                                                                                     +      Fred E. Trotter
                                                                                            Peter D. Baldwin
                                                                                            David A. Heenan

**  Mr. O'Neill assumed the Chair of the Executive Committee in
    November 2000, succeeding Mr. Johnson who retired November 2000.

                                          NOMINATING COMMITTEE 3 MEETINGS IN 2000

FUNCTIONS                                                                                   CURRENT MEMBERS
---------                                                                                   ---------------
- Reviews the qualifications of all Board candidates and recommends                         Mary G.F. Bitterman (Chair)
   candidates for membership on the Board.                                          ++      Stuart T.K. Ho (Vice Chair)
                                                                                            Peter D. Baldwin
                                                                                            David A. Heenan
                                                                                            Robert A. Huret
                                                                                            Martin A. Stein
                                                                                            Stanley S. Takahashi
                                                                                            Donald M. Takaki

                                          CEO SEARCH COMMITTEE 3 MEETINGS IN 2000

FUNCTIONS                                                                                   CURRENT MEMBERS
---------                                                                                   ---------------
Assist in the selection and evaluation of candidates to fill the position                   Mary G.F. Bitterman (Chair)
of Chairman and CEO of the Company.                                                         David A. Heenan
                                                                                    ++      Stuart T.K. Ho
                                                                                            Robert A. Huret
                                                                                            Martin A. Stein
                                                                                            Stanley S. Takahashi

                             AUDIT COMMITTEE REPORT

    The Company's Board of Directors has determined that the Audit Committee is composed of four independent directors, as required by the New York Stock Exchange's listing standards, and operates under a written charter which has been adopted by the Company's Board of Directors and which is included as Appendix A to this proxy statement.

    The Audit Committee's responsibilities include providing oversight to the Company's financial accounting and reporting, risk management and the internal and external audit functions. In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with management and the independent auditors the matters required to be discussed by SAS 61, including the quality, not just the acceptability, of the accounting principles. The Company's independent accountant's have provided to the Audit Committee, their written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee discussed with the independent accountant, that firm's independence. The Audit Committee considered the compatibility of non-audit services with the Company's principal accountant's independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

    Fees for the last fiscal year were:

       Audit Fees: $555,000

       Financial Information Systems Design and Implementation Fees: $ -0-

       *All Other Fees: $1,360,000

    * This includes audit related services of $1,120,000 and nonaudit services of $240,000. Audit related services generally include fees for statutory and pension audits, internal audit and credit review augmentation, accounting consultations, and SEC registration statements.

    Members of the Audit Committee

    David A. Heenan (Chair)
    Mary G.F. Bitterman
    Martin A. Stein
    Robert Wo, Jr.

                             EXECUTIVE COMPENSATION
                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern Pacific Century's executive compensation programs, and various incentive and stock option programs. The Committee reviews compensation levels of members of senior management, evaluates the performance of executive management, and considers executive management succession and related matters. All decisions relating to the compensation of Pacific Century's officers are reviewed with the full Board.

    The policies and underlying philosophy governing Pacific Century's executive compensation program, endorsed by the Committee and the Board of Directors, are designed to accomplish the following:

    1. Maintain a compensation program that is equitable in a competitive marketplace.

    2. Provide opportunities that integrate pay with Pacific Century's annual and long-term performance goals.

    3. Encourage achievement of strategic objectives and creation of shareholder value.

    4.  Recognize and reward individual initiative and achievements.

    5. Maintain an appropriate balance between base salary and short- and long-term incentive opportunity.

    6. Allow Pacific Century to compete for, retain, and motivate talented executives critical to Pacific Century's success.

    The Committee seeks to target executive compensation at levels that the Committee believes to be consistent with others in Pacific Century's industry. The executive officers' compensation is weighted toward programs contingent upon Pacific Century's level of annual and long-term performance. In general, for senior management positions of Pacific Century (including Pacific Century's executive officers) and its subsidiaries, Pacific Century will pay base salaries that, on average, are at the 50th percentile of other banks and financial service companies of Pacific Century's current and projected asset size, and with similar products and markets. Goals for specific components include:

    1. Base salaries for executives generally are targeted at the 50th percentile.

    2. The short-term (one-year) incentive plan will provide above 50th percentile awards if annual goals are exceeded.

    3. Under long-term incentive plans, Pacific Century will provide to participants an above 50th percentile opportunity from year-to-year, if long-term performance goals are exceeded.

    Pacific Century retains the services of nationally recognized consulting firms to assist the Committee in performing its various duties. Those firms advise the Committee on compensation programs for senior management (including executive officers) of Pacific Century and its subsidiaries. Pacific Century also obtains an extensive compensation survey every two years. That survey was received in October 1999 with the consulting firm's review of Pacific Century's compensation programs for senior managers.

    The 1999 compensation survey provided a comparative analysis of 35 positions using a comparator group of 24 bank corporations (including Pacific Century). Those bank corporations were viewed as more comparable to Pacific Century in
terms of overall size, business mix, and geographic scope than the   bank
corporations in the S&P Major Regional Bank Index (which includes 9 of the 24 compensation survey bank corporations) used in the performance graph. For the 1999 survey, the consultant obtained base salaries as of April 1, 1999 and other compensation data from the comparator group and derived market comparables from those data.

    In addition to the survey performed every two years, Pacific Century participates in a series of annual compensation practice reviews conducted by nationally recognized compensation consultants. In 2000, those reviews provided pay practice data for professional and managerial positions at 44 nationwide banks with $15 billion and higher in assets, West Coast banks $1 billion and higher in assets, and a customized cluster (a group that includes 14 of the 24 bank corporations utilized for comparative purposes in the 1999 compensation survey and 15 in the S&P Major Regional Bank Index.) Based on that data and the results of Pacific Century's 1999 survey, Pacific Century believes, after taking into account the compensation discussed below, that salary and total cash compensation of its executive officers generally corresponds to the 50th percentile of cash compensation opportunities provided by comparable banks and financial services companies.

2000 COMPENSATION ELEMENTS

    Compensation paid to named executive officers in 2000, as reflected in the Summary Compensation Table on page 18, consisted of the following elements:
(1) base salary, (2) profit sharing and money purchase pension plans, and
(3) one-year incentive plan cash award for 2000 payable to Mr. Dahl, Ms. Carryer, Mr. Kuioka, and Mr. Houle. In addition, as indicated in the Summary Compensation Table and the Stock Option/SAR Grants in Last Fiscal Year table on page 19, in 2000 the Committee awarded stock options under Pacific Century's Option Plan.

BASE SALARIES

    Base salaries for executive officers are determined by evaluating: (i) the responsibilities of the positions held, (ii) the experience of the individual,
(iii) the competitive marketplace, and (iv) the individual's performance of his or her responsibilities.

    The greatest emphasis is on individual performance and the competitive marketplace. Adjustments to salary also reflect new responsibilities assigned or assumed by the individual. Also taken into account are key differences in responsibilities between the executives of Pacific Century and of other banks, and the overall economic environment. No specific weighting is given to the foregoing factors.

    The Committee increased the base salaries of Ms. Carryer, Mr. Kuioka and
Mr. Houle for 2000      in consideration of a number of factors including the
successful implementation of New Era Redesign Initiatives and accomplishments in successfully addressing the Company's Y2K issues.

INCENTIVE PLANS

    ONE-YEAR PLAN. The objectives of the Pacific Century One-Year Incentive Plan (the "One-Year Plan") are to optimize profitability and growth of the Company, provide an incentive for excellence in individual performance, and promote teamwork among participants.

    At the Committee's discretion, each participant is granted a contingent award expressed as dollars or a percentage of salary for the fiscal year and contingent on both individual and corporate performance criteria. At the end of the fiscal year, the Committee assesses the performance and makes a determination of the final award amount that may be greater or smaller than the contingent award.

    To qualify certain awards as performance-based compensation exempt from the $1 million compensation deduction limitation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), a contingent award to a named executive officer is limited to a percentage of an incentive pool determined for the fiscal year ("incentive pool percentage"). The incentive pool is expressed as a percentage of the Company's net income for the fiscal year, and the total of the contingent awards for named executive officers for a fiscal year may not exceed 100% of the incentive pool. After assessing the satisfaction of the applicable performance criteria for the fiscal year, the final award amount for a named executive officer may be lesser, but not greater, than the officer's stated incentive pool percentage. The incentive pool percentages do not constitute "targets", but instead constitute the stated upper limit on final award amounts to give the Committee flexibility in determining final awards in compliance with the performance-based exemption under
Section 162(m). In addition, as an overriding limitation, the maximum aggregate payout for contingent awards granted in any one fiscal year to any one participant is $2,000,000.

    For grants made in 2000, the Committee determined the incentive pool to consist of 3% of the Company's 2000 net income before tax. The 2000 incentive pool percentages as a maximum limitation on each named executive officer's final award were: Mr. Johnson, 11%; Mr. Dahl, 8%; Ms. Carryer, 5%; Mr. Kuioka, 5%; and Mr. Houle, 4%. The actual payout amounts for 2000 under the One-Year Plan are set forth in the Summary Compensation Table on page 18. Mr. O'Neill does not participate in the One-Year Plan.

    GROWTH PLAN AND LONG-TERM PLAN. The Pacific Century Sustained Growth Plan (the "Growth Plan") was intended to motivate participants by emphasizing long-term performance objectives. Under the Growth Plan, each participant received a contingent incentive award equal to a specified percentage of his or her average annual base salary for a three-year performance period. At the beginning of the three-year performance period, the Committee established specific objective numeric performance goals for the three-year period based on earnings growth rate and return on average equity. The Company did not meet its performance goals for the cycle ending 2000 and, accordingly, no long-term incentive payments were made to any named executive officer for that cycle. The Growth Plan has now expired.

    The Pacific Century Financial Corporation Long-Term Incentive Compensation Plan (the "Long-Term Plan") was established effective as of January 1, 1999, and replaces the Growth Plan. The stated objectives of the Long-Term Plan are to optimize profitability and growth of the Company over a multi-year period, provide an incentive for excellence in individual performance, and promote teamwork among participants.

    At the discretion of the Compensation Committee, each participant is granted a contingent award expressed as a dollar amount or a percentage of average annual base salary for a performance period and the payment of the award is contingent upon the achievement of designated performance goals for the performance period. At the beginning of the performance period, the Committee establishes specific numeric performance goals for the performance period based on selected business criteria. Following the completion of the performance period, the Committee assesses the performance of each participant and make a determination of the payment of a final award amount that may be greater or smaller than the contingent award. To qualify certain awards as performance-based compensation exempt from the compensation limitation under
Section 162(m) of the Code, a contingent award to a named executive officer is subject to downward adjustment but not upward adjustment above the contingent award amount. In addition, the maximum aggregate payout for contingent awards granted in any one fiscal year to any one participant is $2,000,000.

    In 2000, the Committee made contingent awards under the Long-Term Plan for the three-year performance period 2000 to 2003, and the business criteria selected for measuring the performance objectives were return on average equity and earnings growth rate. The Long-Term Incentive Plans--Awards In Last Fiscal Year Table on page 20 sets forth the estimated future payouts for named executive officers for the performance period if the performance objectives are achieved. Mr. O'Neill does not participate in the Growth Plan or Long-Term Plan.

STOCK OPTION PLAN

    The Committee considers stock option grants under the Stock Option Plan for key employees of Pacific Century and its subsidiaries. Stock options are granted by the Committee to those key employees whose management responsibilities place them in a position to make substantial contributions to the financial success of Pacific Century. Directors who are not employees may not participate in the Option Plan. The Committee, which administers the Plan, determines whether the options are incentive stock options or nonqualified stock options. Stock options ordinarily are granted with an exercise price equal to the market price of Pacific Century's common stock on the date of grant.

    The Committee believes stock options provide a strong incentive to increase shareholder value, because stock options have value only if the stock price increases over time. The Committee believes option grants to its executive officers and other key employees help to align the interests of management with those of shareholders and to focus the attention of management on the long-term success of Pacific Century.

    The size of stock option awards is based primarily on the individual's responsibilities and position. Individual awards are also affected by the Committee's subjective evaluation of other factors it deems appropriate, such as assumption of additional responsibilities, competitive factors, and achievements that in the Committee's view are not fully reflected by other compensation elements. The Committee's decisions concerning individual grants generally are not affected by the number of options previously exercised, or the number of unexercised options held.

    In 2000, the Committee granted a total of 3,438,750 options to 603 key employees as follows: In January 2000, 19,000 options to 3 key employees; in April 2000, 20,500 options to 2 key employees; in May 2000, 3,500 options to 1 key employee; in August 2000, 26,750 options to 8 key employees; in September 2000, 5,000 options to 1 key employee; in November 2000, 3,114,000 options to 586 key employees (including 2,212,000 options granted to Mr. O'Neill), and in December 2000, 250,000 options to 1 key employee.

    The amounts of individual awards to executive officers in 2000 were based on their individual positions and responsibilities, and the other factors discussed above. In the case of Mr. O'Neill, the Committee elected to grant him a stock option for 2,212,000 shares at an option price of $13.5625. The 2000 award to Mr. O'Neill reflects the Committee's decision to link a significant portion of the Chairman and Chief Executive Officer's compensation directly to long-term share price appreciation and enhanced shareholder value.

    The Committee previously granted performance share (restricted stock units) awards under the Plan to certain of the named executive officers in 1997 and 1998 which provide for the issuance of shares conditioned on the achievement of designated financial performance criteria as of December 31, 2000. The Company did not meet the performance criteria as of December 31, 2000, and, accordingly, no shares were issued with respect to the performance share awards. There are currently no outstanding performance share awards under the Plan.

CEO COMPENSATION

    In determining Mr. O'Neill's annual compensation as Chief Executive Officer ("CEO"), the Committee has sought to provide levels that are competitive among comparable banks and financial services corporations as described on pages 13-14. The Committee's objectives with regard to Mr. O'Neill's compensation are to attract, motivate and retain a CEO with the experience and capabilities needed to maximize shareholder value, provide outstanding leadership to employees, and deliver products and services to its customers. Mr. O'Neill's compensation reflects the Committee's continuing strategy of balancing short- and long-term incentives in structuring executive officer compensation and aligning the interest of the CEO with those of shareholders. Mr. O'Neill's 2,212,000 option grants vest in equal amounts over a three-year period and link a substantial percentage of his long-term compensation to Pacific Century's performance and stock price appreciation.

    Mr. O'Neill serves as Chairman and CEO of the Company pursuant to a written employment agreement effective as of November 3, 2000 as provided in the Company's annual report on Form 10-K which is being provided to shareholders with the mailing of this proxy statement. The agreement includes a base salary of $900,000, subject to annual review, a bonus of $600,000 on November 3, 2001 and option grants as described on page 15-16. Mr. O'Neill participates in all employee benefit, welfare and other plans, practices and policies and programs generally applicable to similarly situated executives of the Company. Mr. O'Neill does not participate in the Company's One-Year Incentive Plan, Growth Plan or Long-Term Plan. Mr. O'Neill received a reimbursement on an after-tax basis for relocation expenses, which are described on page 18 in the Summary Compensation Table.
Mr. O'Neill does not participate in the Company's Key Executive Severance Plan (the "Severance Plan") which provides severance benefits following a change in control. The Severance Plan as it relates to other named executive officers is described on page 22. Similar to other employees, Mr. O'Neill's stock options become immediately exercisable upon a change in control of the Company as provided for in the Company's Option Plan.

SEPARATION AGREEMENT WITH MR. JOHNSON

    Mr. Johnson resigned as Chairman of the Board and Chief Executive Officer of the Company effective November 3, 2000, pursuant to a written Separation Agreement. Under the terms of the Separation Agreement, Mr. Johnson received a payment of $2,940,000 on the effective date of resignation and Mr. Johnson's rights to participate in the Company's incentive plans, Profit Sharing Plan, Excess Profit Sharing Plan, Money Purchase Plan, and Excess Money Purchase Plan applicable during the year in which his resignation occurred (2000) were recognized and preserved. In addition, the Separation Agreement, in general terms: treats Mr. Johnson as if he had retired from the Company at age 62 for purposes of determining the periods over which his outstanding options are exercisable under the Company's stock option plans; provides for a payment by the Company equivalent to the additional value he would otherwise receive under the Employees' Retirement Plan of Bank of Hawaii and the Company's Excess Benefit Plan if he had retired from the Company at age 62; continues his current level of coverage under the Company's medical and dental benefit plans until he attains age 62; and provides certain security, office, secretarial service, and life insurance benefits.

REVENUE RECONCILIATION ACT OF 1993

    In general, Pacific Century intends to maintain deductibility for all compensation paid to covered employees, and it will comply with the required terms of the specified exemptions under Section 162(m) of the Code as enacted by the Revenue Reconciliation Act of 1993, except where that compliance unduly would interfere with the goals of Pacific Century's executive compensation program or the loss of deductibility would not be materially adverse to Pacific Century's overall financial position.

Members of the Compensation Committee

  Fred E. Trotter, Chair
  Mary G. F. Bitterman
  Stuart T. K. Ho
  Martin A. Stein
  Stanley S. Takahashi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of Pacific Century served as a member of a compensation committee (or board of directors serving as such) of any entity of which any member of the Compensation Committee was an executive officer.

EXECUTIVE COMPENSATION

    The following table shows for the fiscal years ending December 31, 2000, 1999, and 1998, information on compensation Pacific Century paid its Chief Executive Officer and other persons who, at December 31, 2000, were the four most highly compensated executive officers of Pacific Century other than the CEO ("named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                             --------------------------
                                                                                                AWARDS        PAYOUTS
                                           ANNUAL COMPENSATION                               -------------   ----------
                                                                   OTHER         RESTRICTED  SECURITIES      LONG-TERM
                                           -------------------    ANNUAL         STOCK       UNDERLYING      INCENTIVE
NAME AND PRINCIPAL                         SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS
POSITION(1)                      YEAR        ($)      ($)(2)      ($)(3)         (#)(4)        (#)(5)        ($)(6)
------------------------------  --------   --------   --------   -------------   ---------   -------------   ----------
Michael E. O'Neil.............    2000     143,654          0       88,931            0        2,212,000         0
Chairman of the Board
  and Chief Executive Officer
Lawrence M. Johnson...........    2000     735,000          0           --          200                0         0
Retired Chairman of the Board     1999     735,000          0           --          200           35,000         0
  and Chief Executive Officer     1998     735,000    200,000           --          200          150,000         0
Richard J. Dahl...............    2000     525,000          0           --          200           55,000         0
President and Chief               1999     525,000          0           --          200           35,000         0
  Operating Officer               1998     525,000    175,000           --          200          120,000         0
Mary P. Carryer...............    2000     350,000    200,000           --          200           50,000         0
Vice Chair                        1999     325,000    250,000           --          200           35,000         0
                                  1998     325,000    150,000           --                        55,000         0
Alton T. Kuioka...............    2000     350,000    175,000           --          200           30,000         0
Vice Chairman                     1999     325,000    225,000           --          200           35,000         0
                                  1998     325,000    150,000           --          200           55,000         0
David A. Houle................    2000     300,000    160,000           --           --           50,000         0
Executive Vice President          1999     255,000    130,000           --           --           35,000         0
  and Chief Financial Officer     1998     255,000     76,500           --           --           25,000         0
------------------------------
(1)  Mr. O'Neill became Chairman of the Board and Chief Executive Officer on November 3, 2000, succeeding Mr. Johnson who retired on November 3, 2000. Mr. Johnson served as Chairman of the Board and Chief Executive Officer since
     August 1, 1994. Mr. Dahl has been President since August 1, 1994 and Chief Operating Officer since August 1995.
     Mr. Kuioka, age 57, has been Executive Vice President since October 26, 1994, and Vice Chair--Hawaii Market since
     April 1997. Ms. Carryer, age 53, joined the Company on November 1, 1997 as Vice Chair--U.S. Mainland Market; Ms.
     Carryer was General Manager Consumer Marketing/Product Development for Westpac Banking Corporation from August
     1993 to November 1997. Mr. Houle, age 53, was Executive Vice President from April 1997 & Senior Vice President,
     Treasurer and Chief Financial Officer from December 1992 until his resignation on January 26, 2001.
(2)  In 2000, Ms. Carryer, Mr. Kuioka, and Mr. Houle received a cash award under the Company's One-Year Plan. The
     Company's incentive plans are described on pages 14-15. In 1999, Ms. Carryer, Mr. Kuioka, and Mr. Houle received a cash award under the Company's One-Year Plan. Ms. Carryer also received a bonus of $25,000 for her accomplishments in successfully addressing the Company's Y2K issues. No cash awards were made to any named executive officer under the Executive One-Year Plan for 1998, as performance goals were not met. In 1998, a discretionary cash bonus was awarded to the Executive One-Year Plan participants: Mr. Johnson, Mr. Dahl, Ms. Carryer and Mr. Kuioka. In 1998,
     Mr. Houle received a cash award under the Company's One-Year Plan that covers other key employees of the Company and its subsidiaries.
(3)  With the exception of Mr. O'Neill, perquisites and other personal benefits did not exceed the lesser of $50,000 or
     10% of the total of annual salary and bonus reported for any named executive officer for 2000. Mr. O'Neill received reimbursement for relocation expenses incurred in moving to Honolulu in the amount of $88,931.
(4)  In 2000, 1999, and 1998, Messrs. Johnson, Dahl, Kuioka each received 200 restricted shares under the Director
     Stock Program. In 2000 and 1999, Ms. Carryer received 200 restricted shares under the Director Stock Program. The fair market value on the date of the 2000, 1999 and 1998 grants were $20.50, $18.69 and $24.50 per share, respectively. Dividends are paid on the restricted stock. The restricted stocks grants are described on page 10.

                                 ALL OTHER
NAME AND PRINCIPAL              COMPENSATION
POSITION(1)                       ($)(7)
------------------------------  -------------
Michael E. O'Neil.............            0
Chairman of the Board
  and Chief Executive Officer
Lawrence M. Johnson...........    2,998,188
Retired Chairman of the Board        87,790
  and Chief Executive Officer        86,361
Richard J. Dahl...............       42,777
President and Chief                  66,730
  Operating Officer                  61,990
Mary P. Carryer...............       48,281
Vice Chair                           46,568
                                      6,138
Alton T. Kuioka...............       46,447
Vice Chairman                        46,658
                                     39,960
David A. Houle................       35,805
Executive Vice President             33,707
  and Chief Financial Officer        35,666
------------------------------
(1)  Mr. O'Neill became Chairm
     who retired on November 3
     August 1, 1994. Mr. Dahl
     Mr. Kuioka, age 57, has b
     April 1997. Ms. Carryer,
     Carryer was General Manag
     1993 to November 1997. Mr
     Treasurer and Chief Finan
(2)  In 2000, Ms. Carryer, Mr.
     Company's incentive plans
     cash award under the Comp
     in successfully addressin
     the Executive One-Year Pl
     awarded to the Executive
     Mr. Houle received a cash
     and its subsidiaries.
(3)  With the exception of Mr.
     10% of the total of annua
     received reimbursement fo
(4)  In 2000, 1999, and 1998,
     Stock Program. In 2000 an
     fair market value on the
     respectively. Dividends a

(5)  Under the Pacific Century Stock Option Plan of 1994, each stock option was in tandem with a stock appreciation right
     ("SAR"), with the exception of the 2000 stock option award to Mr. O'Neill. A SAR entitles the optionee, in lieu of exercising the stock option, to receive cash equal to the excess of the value of one share over the option price times the number of shares as to which the option is exercised. All stock option awards were granted with an exercise price equal to the fair market value of Pacific Century's common stock on the date of grant.
(6)  There were no amounts paid under Pacific Century's Sustained Profit Growth Plan (the "Growth Plan") for the three-year incentive periods of January 1, 1996 through December 31, 1998, January 1, 1997 through December 31, 1999, or January
     1, 1998--December 31, 2000. The Growth Plan is described on page 15.
(7)  This column includes the following allocations under the Pacific Century Profit Sharing Plan, the Pacific Century
     Profit Sharing Excess, the Pacific Century Money Purchase Plan, and the Pacific Century Excess Money Purchase Plan.
     Those plans are described on pages 22. Mr. O'Neill did not participate in these plans in 2000. This column also includes payments received by Mr. Johnson pursuant to a Separation Agreement, a copy of which is included in the
     Company's annual report on Form 10-K, a copy of which is being provided to shareholders with the mailing of this proxy statement. Mr. Johnson's Separation Agreement is discussed on page 17.
                                                                               EXCESS
                       401(K) PROFIT-SHARING      401(K) PROFIT SHARING        PROFIT                         EXCESS MONEY
                            PLAN                       PLAN                  SHARING PLAN   MONEY PURCHASE    PURCHASE PLAN
                       MATCHING ALLOCATION        FORMULA ALLOCATION         ALLOCATION     PLAN ALLOCATION   ALLOCATION
                                ------                     ------              --------         ------           -------
Michael E. O'Neill...              -0-                        -0-                   -0-            -0-               -0-
Lawrence M. Johnson..           $4,250                     $5,675              $ 18,863         $6,800           $22,600
Richard J. Dahl......           $4,250                     $5,675              $ 11,852         $6,800           $14,200
Mary P. Carryer......           $4,250                     $5,675              $ 14,356         $6,800           $17,200
Alton T. Kuioka......           $4,250                     $5,675              $ 13,522         $6,800           $16,200
David A. Houle.......           $4,250                     $5,675              $  8,680         $6,800           $10,400

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                             ------------------------------
                              NUMBER OF       % OF TOTAL
                             SECURITIES      OPTIONS/SARS     EXERCISE                         POTENTIAL REALIZABLE
                             UNDERLYING       GRANTED TO         OR                                  VALUE(1)
                             OPTIONS/SARS    EMPLOYEES IN     BASE PRICE                     -------------------------
           NAME              GRANTED(#)       FISCAL YEAR      $/SHARE     EXPIRATION DATE       5%            10%
---------------------------  -------------   --------------   ----------   ---------------   -----------   -----------
Michael E. O'Neill.........    2,212,000        64.33%/ --     $13.5625       11/3/2010      $18,866,996   $47,812,672
Richard J. Dahl............       55,000(2)   1.60%/25.00%     $13.5625       11/3/2010      $   469,116   $ 1,188,832
Mary P. Carryer............       50,000(2)   1.45%/22.73%     $13.5625       11/3/2010      $   426,469   $ 1,080,757
Alton T. Kuioka............       30,000(2)   0.87%/13.64%     $13.5625       11/3/2010      $   255,882   $   648,454
David A. Houle.............       50,000(2)   1.45%/22.73%     $13.5625       11/3/2010      $   426,469   $ 1,080,757
------------------------------
(1)  The Potential Realizable Values were determined using the Black-Scholes model. The following assumptions were used in determining the values: annual dividend yield of 3.28%; stock price volatility of 29.36% (based on daily stock prices for the one year period prior to the grant date); and an option term of ten years.
(2)  Stock options in tandem with SARs become exercisable one year from the date of grant for a nine-year period ending November 3, 2010. The exercise or base price of the stock options and tandem SARs was the fair market value of Pacific Century's common stock on date of grant. All such options and tandem SARs would become immediately exercisable upon a change in control of Pacific Century. Mr. O'Neill's options were not granted in tandem with SARs. Mr. Johnson did not receive any grants in 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table shows the stock options and stock appreciation rights exercised by the named executive officers during fiscal 2000, and the number and total value of unexercised in-the-money options as of December 31,
  2000.
                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED,
                                                                    OPTION/SARS           IN-THE-MONEY OPTIONS/SARS
                                     SHARES        VALUE       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                                    ACQUIRED ON   REALIZED   --------------------------   --------------------------
               NAME                 EXERCISE(#)    ($)(1)    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----------------------------------  -----------   --------   ----------   -------------   ----------   -------------
Michael E. O'Neill................         0             0          0       2,212,000      $      0     $9,124,500
Lawrence M. Johnson...............    18,690      $101,474    570,017               0      $580,048     $        0
Richard J. Dahl...................     6,610        36,951    487,500          55,000      $550,466     $  226,875
Mary P. Carryer...................         0             0    166,575          50,000      $ 39,873     $  206,250
Alton T. Kuioka...................    11,250        72,023    237,938          30,000      $175,261     $  123,750
David A. Houle....................       500         1,552    141,698          50,000      $106,724     $  206,250
------------------------------
(1)  Includes exercise of stock appreciation rights.
(2)  The fair market value of Pacific Century's stock at year-end was $17.69.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                                                                              ESTIMATED FUTURE PAYOUT UNDER
                                        TARGET PAYOUT                                           LONG-TERM INCENTIVE PLAN
                                         AS A % OF FY             PERFORMANCE OR OTHER      ---------------------------------
                                          2000-2002              PERIOD UNTIL MATURATION    THRESHOLD    TARGET      MAXIMUM
                                         AVERAGE PAY                    OR PAYOUT           ($ OR #)    ($ OR #)    ($ OR #)
                                        ---------------------   -------------------------   ---------   ---------   ---------
Michael E. O'Neill....................        --                                       --        --            --          --
Lawrence M. Johnson...................       50%                3 years ending 12/31/2002       386       385,875     771,750
Richard J. Dahl.......................       45%                3 years ending 12/31/2002       248       248,063     496,175
Mary P. Carryer.......................       40%                3 years ending 12/31/2002       147       147,000     294,000
Alton T. Kuioka.......................       40%                3 years ending 12/31/2002       147       147,000     294,000
David A. Houle........................       40%                3 years ending 12/31/2002       126       126,000     282,000
Executive Group.......................     40%-50%              3 years ending 12/31/2002     1,180     1,179,938   2,359,875
------------------------------
(1)  Represents contingent awards under the Pacific Century Financial Corporation Long Term Incentive Compensation Plan for
     the three-year performance period January 1, 2000 through December 31, 2002. Under this Plan each executive receives a contingent award of a specified percentage of his or her average annual base salary over the three-year period. The payment of final awards is contingent upon the Company's performance as measured by return on average equity ("ROAE")
     and earnings growth rate. ROAE is defined as the summation of the Company's net income as reported in the annual report to shareholders (subject to certain adjustments as determined by the Compensation Committee) for the performance period divided by the summation of the Company's reported average total assets (subject to certain adjustments as determined by the Committee) for the performance period. Earnings growth rate is defined as the percentage growth of earnings per share during the performance period (as compared to the earnings per share for the fiscal year immediately preceding the performance period). Earnings per share is defined as the Company's fully diluted earnings per share as reported in the annual report to shareholders (subject to certain adjustments as determined by the Committee). Maximum payout, which is two times the contingent award, can occur only if the ROAE for the performance period is 16% or more and earnings growth rate for the performance period is 30% or more. No payments will be made if ROAE for the performance period is 10% or less and earnings growth rate is 10% or less. If the ROAE for the performance period is about 13% and earnings growth rate is about 20%, then one times the contingent award would be payable ("Target" above). After the end of the performance period, the Compensation Committee will make a determination as to the final award amounts. Target amounts are not presently determinable and the amounts set forth above are based on an assumed adjustment of 5% per annum of the
     2000 base salaries.

                               PENSION PLAN TABLE

                            ESTIMATED MAXIMUM ANNUAL RETIREMENT BENEFIT
   AVERAGE ANNUAL                   BASED UPON YEARS OF SERVICE
SALARY IN CONSECUTIVE   ----------------------------------------------------
 HIGHEST PAID YEARS        15         20         25         30        35*
---------------------   --------   --------   --------   --------   --------
      $ 75,000          $ 20,254   $ 27,005   $ 33,756   $ 40,507   $ 47,258
       100,000            27,754     37,005     46,256     55,507     64,758
       125,000            35,254     47,005     58,756     70,507     82,258
       150,000            42,754     57,005     71,256     85,507     99,758
       200,000            57,754     77,005     96,256    115,507    134,758
       250,000            72,754     97,005    121,256    145,507    169,758
       300,000            87,754    117,005    146,256    175,507    204,758
       350,000           102,754    137,005    171,256    205,507    239,758
       400,000           117,754    157,005    196,256    235,507    274,758
       450,000           132,754    177,005    221,256    265,507    309,758
       500,000           147,754    197,005    246,256    295,507    344,758
       550,000           162,754    217,005    271,256    325,507    379,758
       600,000           177,754    237,005    296,256    355,507    414,758
       650,000           192,754    257,005    321,256    385,507    449,758
       700,000           207,754    277,005    346,256    415,507    484,758
       750,000           222,754    297,005    371,256    445,507    519,758
   * Applies only to individuals hired before November 1, 1969.

RETIREMENT PLAN

    The Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan") provides retirement benefits for eligible employees based on the employee's years of service and average annual salary during the 60 consecutive months resulting in the highest average (excluding overtime, incentive plan payouts, and discretionary bonuses). The normal retirement benefit in the above table assumes payment in the form of a single life annuity commencing at age 65 and not subject to any deduction for Social Security or other offset amounts. The Internal Revenue Code generally limits the maximum annual benefit that can be paid under the Retirement Plan. If at retirement the annual benefit of any participant should exceed this limit, the excess amount will be paid to the participant out of general assets from the Pacific Century Excess Benefit Plan, an unfunded excess benefit plan designed for this purpose, at the time the participant receives a distribution on his Retirement Plan benefits.

    The Retirement Plan was frozen as of December 31, 1995, except that for the five-year period commencing January 1, 1996, benefits for certain eligible participants, including Messrs. Johnson and Kuioka were increased in proportion to the increase in the participant's average annual salary. The credited years of service as of the 1995 freeze date are as follows: Mr. Johnson, 32 years and 575,000; Mr. Dahl, 13 years and 375,000; Mr. Kuioka, 26 years and $226,257;
Mr. Houle, 2 years and $168,639.

    As of December 31, 2000, the benefits under the Plan were completely frozen and not subject to increase for any additional years of service or increase in average annual salary. From the 1995 freeze date through 2000, the retirement benefit determined under the table for Mr. Kuioka was increased by 8.54% due to an increase in his average annual salary. Mr. O'Neill and Ms. Carryer are not participants in the Retirement Plan.

PROFIT SHARING AND MONEY PURCHASE PLANS

    In addition to the Retirement Plan, Pacific Century maintains the Profit Sharing Plan and Money Purchase Plan as tax-qualified defined contribution plans. Each plan year, Pacific Century makes a profit sharing contribution to the Profit Sharing Plan based on Pacific Century's adjusted net income and adjusted return on equity for the plan year. The profit sharing contribution is allocated to all participants based on a participant's eligible compensation. The Profit Sharing Plan contains a 401(k) member savings feature as well as a company matching contribution of $1.25 for each $1.00 (up to 2% of eligible compensation) a participant contributes in 401(k) savings. Under the Money Purchase Plan, a participant receives an allocation of an amount equal to 4% of the participant's total eligible compensation for each plan year.

    The Code imposes certain limitations on the annual amounts that any participant may receive under the Profit Sharing Plan and Money Purchase Plan. The amount of any excess contributions as a result of Code limitations are credited under the Excess Profit Sharing and Excess Money Purchase Plans to accounts maintained on the books of Pacific Century. The amounts allocated under these plans will be paid from the general assets of Pacific Century at the time the participant receives a distribution of his respective account from the Profit Sharing Plan and Money Purchase Plan.

CHANGE-IN-CONTROL ARRANGEMENTS

    Pacific Century's Key Executive Severance Plan (the "Severance Plan") provides participants, following a change in control of Pacific Century, with severance benefits under circumstances and in amounts set forth in the Severance Plan and in individual severance agreements with each participant. All of the currently employed named executive officers, with the exception of Mr. O'Neill, participate in the Severance Plan. Each of the severance agreements with these named executive officers provides that a "change in control" will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 25% or more of the total number of voting securities of Pacific Century, or (2) the persons who were directors of Pacific Century before a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election cease to constitute a majority of the Board of Directors of Pacific Century or any successor to Pacific Century.

    Severance benefits are payable if their employment is terminated voluntarily or involuntarily within two years of a change in control. Key features include:

    (1) The payment of a lump sum amount equal to three years of compensation, consisting of salary, bonuses, and certain other incentive compensation, calculated by applying a multiplier of three to the highest salary, bonus, and incentive compensation amounts paid in the preceding three years.

    (2) Special supplemental retirement payments equal to the retirement benefits the participant would have received had his or her employment continued for three years following his or her termination of employment (or until his or her normal retirement date, if earlier).

    (3) The continuation of all other benefits he or she would have received had employment continued for three years following the termination of employment (or until his or her normal retirement date, if earlier), such as medical and group life insurance.

    (4) The lump sum payment would also include a payment equal to any difference between the actual payout under the One-Year Incentive Plan for the year of termination and the maximum amount that would be payable if employment continued to the end of the period and all performance goals were achieved.

    (5) The agreements provide that amounts payable will be grossed up for the amount necessary to pay any golden parachute excise tax due.

    Stock options and SARs held by named executive officers will become immediately exercisable upon a change in control. See notes to the table entitled "Stock Option/SAR Grants In Last Fiscal Year" on page 19. A change in control also will cause the lapse of restrictions on stock issued under the Director Stock Program. For the One-Year Incentive Plan, the 2000 to 2002, and 1999 to 2001 Long-Term Incentive Plans cycles, the relevant incentive period will end and awards will be paid upon a dissolution, liquidation, or change in control (as defined under the Severance Plan) of Pacific Century. In those circumstances, payments will be calculated by multiplying contingent awards by
2.0 and by adjusting awards in proportion to the number of months of the original incentive period that elapsed before the triggering event.

PERFORMANCE GRAPH

    The following graph shows the cumulative total return for Pacific Century common stock compared to the cumulative total returns for the S&P 500 Index and the S&P Major Regional Bank Index. The graph assumes that $100 was invested on December 31, 1995 in Pacific Century's stock, the S&P 500 Index and the S&P Major Regional Bank Index. The cumulative total return on each investment is as of December 31, of each of the subsequent five years and assumes reinvested dividends.

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1995
                           WITH DIVIDENDS REINVESTED

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       12/1/95  12/1/96  1-DEC  12/1/98  12/1/99  DEC-00
Pacific Century Financial Corporation      100      121    146      148      118     116
S&P 500                                    100      123    164      211      255     232
S&P (0)Banks (Major Regional) Index        100      137    205      227      195     260

                                             12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                                             --------   --------   --------   --------   --------   --------
Pacific Century Financial Corporation......    $100       $121       $146       $148       $118       $116
S&P 500 Index..............................    $100       $123       $164       $211       $255       $232
S&P Major Regional Bank Index..............    $100       $137       $205       $227       $195       $260

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Certain transactions involving loans, deposits and certificates of deposit, other money market instruments, sales of commercial paper, and certain other banking transactions occurred during 2000 between the Company and Bank of Hawaii on the one hand and certain directors or executive officers of the Company and Bank of Hawaii, and members of their immediate families or associates of the directors on the other. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The rules of the Securities and Exchange Commission require Pacific Century to disclose late filings of reports of ownership (and changes in stock ownership) of Pacific Century common stock by its directors and Section 16 officers. To Pacific Century's knowledge, based solely on review of the copies of such reports received by Pacific Century and the written representations of its directors and officers, Pacific Century believes that its directors and officers satisfied all those filing requirements for 2000.

                     PROPOSAL 2: TO APPROVE AN AMENDMENT TO
                   THE PACIFIC CENTURY FINANCIAL CORPORATION
                           STOCK OPTION PLAN OF 1994
                          TO INCREASE AVAILABLE SHARES

    Pacific Century's Board of Directors has adopted, subject to shareholder approval, and recommends that shareholders approve an amendment to Section 4.1 of the Pacific Century Stock Option Plan of 1994 (the "Option Plan") to increase the total number of shares that may be granted under the Option Plan. The amendment to the Option Plan increases the maximum shares of common stock that may be issued under the Plan by 5,000,000 to 14,650,000.

    The original 1,250,000 shares were adjusted to 1,875,000 as a result of a 50 percent stock dividend declared on January 26, 1994 and payable on March 15, 1994. On April 25, 1997, the shareholders approved an additional 1,000,000 shares, increasing the maximum number of shares to 2,875,000. This amount was adjusted to 5,750,000 as a result of a 100 percent stock dividend declared on October 24, 1997 and payable on December 12, 1997. On April 23, 1999, shareholders approved an additional 3,900,000 shares, increasing the maximum number of shares to 9,650,000. As of December 31, 2000 there were 1,718,480 shares available under the Option Plan.

    The purpose of the Option Plan is to attract, retain and motivate high quality personnel and to provide incentives for the promotion of business and financial success of the Company by providing them with equity participation. The Board of Directors believes that the additional shares are desirable in order to fulfill the objectives of the Option Plan and to promote and closely align the interests of employees of Pacific Century with its shareholders by providing stock-based compensation.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL.

           PROPOSAL 3: TO APPROVE AN AMENDMENT TO THE OPTION PLAN TO
                     ALLOW THE NUMBER OF OPTIONS GRANTED TO
                 EXCEED 20% OF THE AUTHORIZED POOL BUT NO MORE
                           THAN 23% FOR CEO UPON HIRE

    Pacific Century's Board of Directors has adopted, and recommends that shareholders approve an amendment to Section 6.1 of the Option Plan relating to the maximum limitation of shares for options granted to an individual participant. The Option Plan currently provides that the maximum number of shares subject to options granted to any single participant during the term of the Plan is 20 percent of the total authorized pool of shares. The amendment to the Option Plan would permit the Company to follow a separate maximum limitation equal to 23 percent of the total authorized pool of shares as it relates to the number of options granted to the Chief Executive Officer at the time of hire.

    At the time of Mr. O'Neill's hire, Mr. O'Neill received an option award of 2,212,000 shares, of which 282,000 shares were in excess of the 20 percent limitation. The grant to Mr. O'Neill provides that the option for the 282,000 excess shares may not be exercised unless the shareholders approve the amendment to the Option Plan. As discussed in the Compensation Committee Report on pages 13-17, the Compensation Committee's objectives in determining Mr. O'Neill's compensation, is to provide a competitive level of compensation consistent with achieving the Company's annual and long-term performance goals and in aligning the Chief Executive Officer's goals with the shareholders' goals of stock appreciation and yield. The Compensation Committee and Pacific Century's Board of Directors believe that stock options serve as a strong motivator, a capital accumulation opportunity and a retention mechanism, and that the amount and timing of the initial grant of options to Mr. O'Neill provide an appropriate and desirable balance between cash and stock to maximize long-term shareholder interests.

    Code Section 162(m) precludes a publicly held corporation from claiming income tax deductions for compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly compensated executive officers. However, compensation is exempt from this limitation if it satisfies the requirements for "qualified performance-based compensation" under Code
Section 162(m). In order for a grant of options under the Option Plan to qualify for the performance-based compensation exemption under Code Section 162(m), the Option Plan must specify a limitation on the number of options that may be granted to any individual participant during a specified period and, further, this limitation constitutes a "material term" which must be approved by shareholders. Accordingly, in order to fully qualify the options granted to Mr. O'Neill for tax deductibility pursuant to the performance-based compensation exemption under Code Section 162(m) (specifically, the 282,000 shares in excess of the current 20% individual participant limitation), Pacific Century is seeking shareholder approval of the amendment to increase this limitation exclusively for option grants to the Chief Executive Officer at the time of initial hire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

             PROPOSAL 4: TO APPROVE AN AMENDMENT TO THE OPTION PLAN
                        TO ALLOW THE GRANT OF OPTIONS TO
                            INDEPENDENT CONTRACTORS

    Pacific Century's Board of Directors has adopted, subject to shareholder approval, and recommends that shareholders approve an amendment to
Section 2.1(l) of the Option Plan which would allow the Company to make awards to an independent contractor providing services to the Company or a subsidiary. The Option Plan currently provides that persons eligible to participate are full-time, non-union employees of the Company and its subsidiaries, including employees who are directors. The Committee is permitted to select from all eligible employees those to whom awards may be granted, and the nature and amount of such awards, and is authorized to issue awards in several forms, including options, stock appreciation rights, restricted stock, restricted stock units, and common stock for payment of obligations under the Company's One-Year Plan and Long-Term Plan. The Option Plan provides for the specific treatment of awards in the event of a participant's termination of employment (for example, in the case of termination for cause, options are forfeited; in the case of termination due to death, disability, or retirement, options generally remain exercisable until the original expiration date or until five years after termination, whichever occurs first; and in the case of termination for other reasons, unvested options are terminated and vested options generally remain exercisable until three months after the termination).

    Under the amendment to the Option Plan, an independent contractor who provides services to, and is not a director of, the Company or its subsidiaries would be eligible to participate in the Option Plan as selected by the Committee. While an award to an employee is subject to specific treatment following a termination of employment as described above, the treatment of an award to an independent contractor following termination of service (e.g., the exercise period) would be governed under the terms and conditions of the award as determined by the Committee. The Company will from time to time, engage the services of independent contractors, who are not employees, but are retained for a limited time and purpose, to provide distinct and specialized advice and services regarding various operations of the Company, including credit risk and management, financial reporting and other significant areas. The Board is of the opinion that it is in the best interests of the Company and its shareholders to maintain the flexibility of compensating these individuals through awards under the Option Plan, thereby aligning their overall compensation to the Company's long-term performance and stock appreciation. The Company believes that providing a balance of cash compensation and equity participation will provide these individuals with the proper motivation and incentive to achieve the Company's financial goals.

    As previously discussed, a corporation is exempt from the $1 million compensation deduction limitation under Code Section 162(m) with respect to compensation that meets the requirements for "qualified performance-based compensation". Among other requirements, in order to qualify as performance-based compensation, the "material terms" of a plan under which the compensation is paid must be approved by shareholders. For this purpose, the material terms of a plan include the employees eligible to receive compensation under the plan. Accordingly, Pacific Century is seeking shareholder approval of the proposed amendment relating to the eligibility of independent contractors, which constitutes a material term of the Option Plan, in order that awards under the Option Plan may qualify for the exemption for performance-based compensation under Code Section 162(m).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

                           PROPOSAL 5: ELECTION OF AN
                              INDEPENDENT AUDITOR

    The Board of Directors, on recommendation of the Audit Committee, recommends the reelection of Ernst & Young, LLP as Pacific Century's independent auditor for 2001. Ernst & Young, LLP has been Pacific Century's independent auditor since its incorporation in 1971, and also serves as independent auditor for Bank of Hawaii. We expect representatives of Ernst & Young LLP to attend the annual meeting. Ernst & Young LLP have indicated that they will have no statement to make but will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSAL

                                 OTHER BUSINESS

    The Board knows of no other business for consideration at the annual meeting. Your signed proxy or proper telephone or Internet vote gives authority to the proxies to vote at their discretion on other matters properly presented at the annual meeting, or adjournment or postponement of the meeting.

                                                                      APPENDIX A

                     PACIFIC CENTURY FINANCIAL CORPORATION
                            AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

    The audit committee (Committee) will provide assistance to the board of directors (Board) in fulfilling their oversight responsibility to the shareholders of Pacific Century Financial Corporation (PCFC). The Committee will provide oversight to the quality and integrity of regulatory and financial accounting and reporting, credit risk management, the internal and external audit functions and the independent audit of PCFC's annual financial statement. In doing so, it is the responsibility of the Committee to maintain free and open communications between the Committee, independent auditors, internal auditors and management of PCFC. In discharging its oversight role, the Committee shall be empowered to conduct or authorize investigations into any matter within the scope of its responsibilities. The Committee may employ an independent accountant, outside counsel or other experts as deemed appropriate and shall have full access to all records, facilities or personnel of PCFC.

ORGANIZATION

    The audit committee shall be appointed by the Board and shall be comprised of at least three members, each of whom will have no relationship to PCFC that may interfere with the exercise of their independence from management and PCFC. The Committee shall be or must become financially literate within a reasonable period of time following appointment. At least one member of the Committee must have accounting or related financial management expertise. The Committee will meet at least quarterly.

RESPONSIBILITIES

1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of PCFC's shareholders. The Committee shall discuss the auditor's independence from management and PCFC and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee will review and recommend to the Board the selection of PCFC's independent auditors, subject to the shareholder's approval.

2. The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits and credit review examinations including the adequacy of staffing. Also, the Committee will discuss with management, the internal auditors and independent auditors the adequacy and effectiveness of the accounting and financial controls, including PCFC's processes to monitor and manage business risk, and relevant compliance programs. The Committee will meet separately with the internal auditors and the independent auditors, with and without the presence of management, to discuss the results of their examinations.

3. The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the PCFC's Quarterly Report on Form 10-Q. The Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for purposes of this review.

4. The Committee shall review with management and the independent auditors the financial statement to be included in the PCFC's Annual Report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

5. The Committee will review this charter annually and any revisions adopted by the Committee will be subject to approval by the Board.

[PACIFIC CENTURY LOGO]

                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

                                  APRIL 27, 2001

Shareholders of record of Pacific Century common stock at the close of business on February 27, 2001 are entitled to attend the meeting and vote on the business brought before it. The meeting will be held on Friday, April 27, 2001 at 8:30 a.m. on the sixth floor of the Bank of Hawaii Building, 111 South King St., Honolulu, Hawaii.

We look forward to seeing you at the meeting. However, if you cannot attend the meeting, your shares may still be voted if you complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid return envelope. You also may vote by telephone or electronically via the Internet. The accompanying proxy statement, also available online at www.boh.com, provides certain background information that will be helpful in deciding how to cast your vote on business transacted at the meeting.

By Order of the Board of Directors

/s/ Cori C. Weston


CORI C. WESTON
Vice President and Secretary
Pacific Century Financial Corporation


                          PLEASE DETACH PROXY CARD HERE
-------------------------------------------------------------------------------


                     THIS PROXY IS SOLICITED ON BEHALF OF THE
                           BOARD OF DIRECTORS FOR THE
                                ANNUAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
P                                 APRIL 27, 2001
R
O        The undersigned hereby constitutes and appoints DAVID A. HEENAN,
X        ROBERT A. HURET, AND DONALD M. TAKAKI, and each of them, the proxies of
Y the undersigned, with full powers of substitution, to vote all common stock of Pacific Century Financial Corporation, that the undersigned may be entitled to vote at the annual meeting of shareholders of Pacific Century Financial Corporation to be held on April 27, 2001, or any adjournment thereof.

         THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY COME BEFORE MEETING OR ANY ADJOURNMENT THEREOF.

INSTRUCTIONS FOR VOTING YOUR PROXY

PACIFIC CENTURY FINANCIAL CORPORATION IS OFFERING SHAREHOLDERS OF RECORD THREE ALTERNATIVE WAYS OF VOTING YOUR PROXIES:
- BY TELEPHONE (USING A TOUCH-TONE TELEPHONE)
- THROUGH THE INTERNET (USING A BROWSER)
- BY MAIL (TRADITIONAL METHOD)

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU TO USE THESE COST EFFECTIVE AND CONVENIENT WAYS OF VOTING, 24 HOURS A DAY, 7 DAYS A WEEK.


/TELEPHONE VOTING/ AVAILABLE ONLY UNTIL 5:00 P.M. EASTERN TIME ON THURSDAY, APRIL 26, 2001.

- THIS METHOD OF VOTING IS AVAILABLE FOR RESIDENTS OF THE U.S. AND
  CANADA.
- ON A TOUCH TONE TELEPHONE, CALL TOLL FREE 1-877-260-0406, 24 HOURS A DAY, 7 DAYS A WEEK.
- YOU WILL BE ASKED TO ENTER ONLY THE CONTROL NUMBER SHOWN BELOW.
- HAVE YOUR PROXY CARD READY, THEN FOLLOW THE SIMPLE INSTRUCTIONS.
- YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED.

/INTERNET VOTING/   AVAILABLE ONLY UNTIL 5:00 P.M. EASTERN TIME ON THURSDAY,
APRIL 26, 2001.

- VISIT OUR INTERNET VOTING WEBSITE AT HTTP//:PROXY.GEORGESON.COM
- ENTER THE COMPANY NUMBER AND CONTROL NUMBER SHOWN BELOW AND FOLLOW THE INSTRUCTIONS ON YOUR SCREEN.
- YOU WILL INCUR ONLY YOUR USUAL INTERNET CHARGES.

/VOTING BY MAIL/

- SIMPLY MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE.
- IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.


            /COMPANY NUMBER/                     /CONTROL NUMBER/




                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
-------------------------------------------------------------------------------

 /X/ PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE FOLLOWING PROPOSALS:

1. Elect the following directors
   Three Class III Directors for terms expiring in 2004
Nominees: Mary G. F. Bitterman
          Martin A. Stein
          Stanley S. Takahashi
Class II Director for term expiring in 2003
Nominee: Clinton R. Churchill

   FOR ALL             WITHHOLD         FOR
NOMINEES LISTED        AUTHORITY       EXCEPT*
     / /                  / /           / /

(Instruction: To withhold authority to vote for an individual nominee, mark the "FOR EXCEPT*" box and write that nominee's name on the space provided.)

*Exception
           ------------------------------------------------------------

 2. Approve an Amendment to Stock        FOR         AGAINST          ABSTAIN
    Option Plan To Increase Shares       / /           / /               / /
    Available for Grant

 3. Approve an Amendment to Stock        FOR         AGAINST          ABSTAIN
    Option Plan To Allow the Number      / /           / /              / /
    of Options Granted To Exceed 20%
    of the Authorized Pool But No More
    Than 23% For CEO Upon Hire

 4. Approve an Amendment to Stock        FOR         AGAINST          ABSTAIN
    Option Plan To Allow Grant of        / /           / /              / /
    Option to Independent Contractors

 5. Elect Ernst & Young LLP as           FOR         AGAINST          ABSTAIN
    Auditor.                             / /           / /              / /




                        DATE:                               , 2001
                             -------------------------------



                        -------------------------------------------
                                        SIGNATURE


                        -------------------------------------------
                                  SIGNATURE (JOINT OWNERS)

                        Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, both owners must sign.